Exhibit 99.1

News from Xerox

For Immediate Release	Xerox Corporation 45 Glover Avenue P.O. Box 4505 Norwalk, CT 06856-4505 tel +1-203-968-3000

Xerox Reports Second-Quarter 2013 Earnings

•	GAAP EPS from continuing operations of 23 cents

•	Adjusted EPS of 27 cents

•	Revenue of $5.4 billion, up 1 percent; revenue including discontinued operations of $5.5 billion*

•	Services revenue up 5 percent, representing 55 percent of total revenue

•	Operating cash flow of $533 million

NORWALK, Conn., July 25, 2013 – Xerox (NYSE: XRX) announced today second-quarter 2013 adjusted EPS of 27 cents, which excludes 4 cents related to the amortization of intangibles. GAAP EPS from continuing operations was 23 cents. Revenue was $5.4 billion, up 1 percent.

Revenue from the company’s services business was up 5 percent, which includes 4 percent growth from business process outsourcing, 6 percent growth in document outsourcing and 13 percent growth from IT outsourcing. Services revenue represents 55 percent of Xerox’s total revenue.

“Through the breadth of our outsourcing services and innovative technology, today’s Xerox simplifies the way work gets done for organizations around the world,” said Ursula Burns, Xerox chairman and chief executive officer. “Our clients are increasingly expanding their partnerships with us to improve the effectiveness of their operations. As a result, the total contract value of services signings was up 40 percent in the second quarter, our pipeline grew 10 percent and our BPO and ITO contract renewal rate was 95 percent – strong indicators of a sound strategy that fuels the success of our business for the long term.”

Revenue from the company’s document technology business was down 5 percent year over year and improved sequentially from the first quarter of this year. The company benefitted from the full rollout of its ConnectKey™ platform of printers and multifunction devices, expanded distribution through channel partners and increased demand for its digital production presses. During the quarter, Xerox signed and began installing its largest order ever for high-speed color presses, strengthening the company’s market leadership. Document technology revenue represents 42 percent of total revenue.

Second-quarter operating margin of 9.4 percent was up 2.0 points sequentially, down 0.5 points year over year. Gross margin was 31.4 percent. Selling, administrative and general expenses were 19.3 percent of revenue.

The company generated $533 million in operating cash flow, and remains on track to generate $2.1 billion to $2.4 billion in full-year operating cash flow.

Added Burns, “Steady progress in growing revenue combined with a disciplined focus on operational improvements resulted in strong earnings and cash generation, positioning us well to deliver on our expectations for the full year.”

For third-quarter 2013, Xerox expects GAAP earnings from continuing operations of 20 to 22 cents per share and adjusted EPS of 24 to 26 cents per share.

The company continues to expect full-year 2013 GAAP earnings per share from continuing operations in the range of 94 cents to $1.00, and adjusted EPS of $1.09 to $1.15.

*	Xerox recently completed the sale of its North American paper business to Domtar Corporation and entered into an agreement to sell its European paper business to Antalis. Beginning with the second quarter 2013, the company is reporting results from these businesses as discontinued operations. Prior period results have been restated to reflect this change.

The following table summarizes the effects from Xerox’s discontinued operations in the second-quarter 2013:

	Second Quarter 2013
	Revenue (in millions)	EPS

Continuing Operations	$5,402	$0.23

Discontinued Operations*	134	(0.02)

Results including Discontinued Operations	$5,536	$0.21

*	– Revenue from discontinued operations reflects 2 months of North American Paper revenue as a result of the completion of the sale to Domtar on May 31, 2013.
– EPS from discontinued operations reflects a 2 cent loss on disposal.

About Xerox

Since the invention of Xerography 75 years ago, the people of Xerox (NYSE: XRX) have helped businesses simplify the way work gets done. Today, we are the global leader in business process and document management, helping organizations of any size be more efficient so they can focus on their real business. Headquartered in Norwalk, Conn., more than 140,000 Xerox employees serve clients in 160 countries, providing business services, printing equipment and software for commercial and government organizations. Learn more at www.xerox.com.

Non- GAAP Measures:

This release refers to the following non-GAAP financial measures:

•	Total revenue including discontinued operations for the second-quarter 2013.

•	Adjusted EPS (earnings per share) for the second-quarter 2013 as well as for the third-quarter and full-year 2013 guidance that excludes certain items.

•	Operating margin for the second-quarter 2013 that excludes certain expenses.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; interest rates, cost of borrowing and access to credit markets; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:

Karen Arena, Xerox, +1-203-849-5521, karen.arena@xerox.com

Investor Contact:

Jennifer Horsley, Xerox +1-203-849-2656, jennifer.horsley@xerox.com

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Xerox® and Xerox and Design®, and ConnectKeyTM are trademarks of Xerox in the United States and/or other countries.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(in millions, except per-share data)	2013	2012	% Change	2013	2012	% Change

Revenues
Sales	$1,454	$1,462	(1%)	$2,747	$2,879	(5%)
Outsourcing, maintenance and rentals	3,834	3,763	2%	7,626	7,529	1%
Financing	114	143	(20%)	231	291	(21%)

Total Revenues	5,402	5,368	1%	10,604	10,699	(1%)

Costs and Expenses
Cost of sales	934	940	(1%)	1,749	1,842	(5%)
Cost of outsourcing, maintenance and rentals	2,728	2,626	4%	5,486	5,315	3%
Cost of financing	42	51	(18%)	85	104	(18%)
Research, development and engineering expenses	149	161	(7%)	303	334	(9%)
Selling, administrative and general expenses	1,042	1,057	(1%)	2,082	2,107	(1%)
Restructuring and asset impairment charges	33	29	14%	25	49	(49%)
Amortization of intangible assets	83	82	1%	166	164	1%
Other expenses, net	59	75	(21%)	76	132	(42%)

Total Costs and Expenses	5,070	5,021	1%	9,972	10,047	(1%)

Income before Income Taxes & Equity Income(1)	332	347	(4%)	632	652	(3%)
Income tax expense	68	64	6%	118	139	(15%)
Equity in net income of unconsolidated affiliates	36	31	16%	83	71	17%

Income from Continuing Operations	300	314	(4%)	597	584	2%
(Loss) income from Discontinued Operations, net of tax	(23)	2	*	(20)	8	*

Net Income	277	316	(12%)	577	592	(3%)

Less: Net income attributable to noncontrolling interests	6	7	(14%)	10	14	(29%)

Net Income Attributable to Xerox	$271	$309	(12%)	$567	$578	(2%)

Amounts attributable to Xerox:
Net Income from continuing operations	$294	$307	(4%)	$587	$570	3%
Net (loss) Income from discontinued operations	(23)	2	*	(20)	8	*

Net Income attributable to Xerox	$271	$309	(12%)	$567	$578	(2%)

Basic Earnings per Share:
Continuing Operations	$0.24	$0.23	4%	$0.47	$0.42	12%
Discontinued Operations	(0.02)	—	*	(0.02)	—	*

Total Basic Earnings per Share	$0.22	$0.23	(4%)	$0.45	$0.42	7%

Diluted Earnings per Share:
Continuing Operations	$0.23	$0.22	5%	$0.46	$0.41	12%
Discontinued Operations	(0.02)	—	*	(0.02)	—	*

Total Diluted Earnings per Share	$0.21	$0.22	(5%)	$0.44	$0.41	7%

*	Percent change not meaningful.
(1)	Referred to as “Pre-Tax Income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2013	2012	2013	2012

Net Income	$277	$316	$577	$592
Less: Net income attributable to noncontrolling interests	6	7	10	14

Net Income Attributable to Xerox	271	309	567	578

Other Comprehensive (Loss) Income, Net:
Translation adjustments, net	(84)	(323)	(447)	(163)
Unrealized gains (losses), net	1	34	(7)	(9)
Changes in defined benefit plans, net	56	64	159	10

Other Comprehensive Loss, Net	(27)	(225)	(295)	(162)
Less: Other comprehensive loss, net attributable to noncontrolling interests	—	(1)	—	—

Other Comprehensive Loss, Net Attributable to Xerox	(27)	(224)	(295)	(162)

Comprehensive Income, Net	250	91	282	430
Less: Comprehensive income, net attributable to noncontrolling interests	6	6	10	14

Comprehensive Income, Net Attributable to Xerox	$244	$85	$272	$416

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(in millions, except share data in thousands)	2013	2012
Assets
Cash and cash equivalents	$929	$1,246
Accounts receivable, net	3,039	2,866
Billed portion of finance receivables, net	144	152
Finance receivables, net	1,731	1,836
Inventories	1,109	1,011
Other current assets	1,260	1,162

Total current assets	8,212	8,273
Finance receivables due after one year, net	3,188	3,325
Equipment on operating leases, net	516	535
Land, buildings and equipment, net	1,499	1,556
Investments in affiliates, at equity	1,273	1,381
Intangible assets, net	2,656	2,783
Goodwill	9,064	9,062
Deferred tax assets, long-term	667	763
Other long-term assets	2,252	2,337

Total Assets	$29,327	$30,015

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,783	$1,042
Accounts payable	1,731	1,913
Accrued compensation and benefits costs	699	741
Unearned income	471	438
Other current liabilities	1,621	1,776

Total current liabilities	6,305	5,910
Long-term debt	6,366	7,447
Pension and other benefit liabilities	2,841	2,958
Post-retirement medical benefits	849	909
Other long-term liabilities	743	778

Total Liabilities	17,104	18,002

Series A Convertible Preferred Stock	349	349

Common stock	1,233	1,239
Additional paid-in capital	5,614	5,622
Treasury stock, at cost	—	(104)
Retained earnings	8,400	7,991
Accumulated other comprehensive loss	(3,522)	(3,227)

Xerox shareholders’ equity	11,725	11,521
Noncontrolling interests	149	143

Total Equity	11,874	11,664

Total Liabilities and Equity	$29,327	$30,015

Shares of common stock issued	1,232,533	1,238,696
Treasury stock	—	(14,924)

Shares of common stock outstanding	1,232,533	1,223,772

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2013	2012	2013	2012

Cash Flows from Operating Activities:
Net income	$277	$316	$577	$592
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	343	313	672	626
Provision for receivables	33	33	59	60
Provision for inventory	3	7	12	17
Net loss (gain) on sales of businesses and assets	10	(2)	10	(3)
Undistributed equity in net income of unconsolidated affiliates	3	(4)	(44)	(35)
Stock-based compensation	28	31	59	62
Restructuring and asset impairment charges	33	29	25	49
Payments for restructurings	(35)	(44)	(73)	(83)
Contributions to defined benefit pension plans	(53)	(158)	(98)	(237)
Increase in accounts receivable and billed portion of finance receivables	(139)	(156)	(502)	(608)
Collections of deferred proceeds from sales of receivables	116	160	231	256
Increase in inventories	(34)	(50)	(141)	(84)
Increase in equipment on operating leases	(69)	(68)	(128)	(135)
Decrease in finance receivables	23	111	119	275
Collections on beneficial interest from sales of finance receivables	25	—	27	—
Increase in other current and long-term assets	(19)	(61)	(120)	(162)
Increase (decrease) in accounts payable and accrued compensation	32	(93)	(62)	(237)
Decrease in other current and long-term liabilities	(45)	(127)	(111)	(162)
Net change in income tax assets and liabilities	22	18	39	61
Net change in derivative assets and liabilities	6	(30)	(41)	(9)
Other operating, net	(27)	3	(64)	(30)

Net cash provided by operating activities	533	228	446	213

Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(84)	(82)	(169)	(173)
Proceeds from sales of land, buildings and equipment	8	3	11	7
Cost of additions to internal use software	(23)	(33)	(45)	(70)
Proceeds from sale of businesses	11	—	11	—
Acquisitions, net of cash acquired	(81)	—	(134)	(87)
Other investing, net	2	14	6	11

Net cash used in investing activities	(167)	(98)	(320)	(312)

Cash Flows from Financing Activities:
Net (payments) proceeds on debt	(378)	(455)	(321)	543
Common stock dividends	(72)	(57)	(124)	(114)
Preferred stock dividends	(6)	(6)	(12)	(12)
Proceeds from issuances of common stock	31	3	54	10
Payments to acquire treasury stock, including fees	—	(307)	(10)	(357)
Repurchases related to stock-based compensation	—	(1)	(10)	(1)
Distributions to noncontrolling interests	(2)	(4)	(5)	(61)

Net cash (used in) provided by financing activities	(427)	(827)	(428)	8

Effect of exchange rate changes on cash and cash equivalents	(3)	(3)	(15)	3

Decrease in cash and cash equivalents	(64)	(700)	(317)	(88)
Cash and cash equivalents at beginning of period	993	1,514	1,246	902

Cash and Cash Equivalents at End of Period	$929	$814	$929	$814

Financial Review

Xerox recently completed the sale of its North American paper business to Domtar Corporation and entered into an agreement to sell its European paper business to Antalis. Beginning with second quarter 2013, the company is reporting results from these businesses as discontinued operations. Prior period results have been restated to reflect this change.

Revenues

	Three Months Ended June 30,			% of Total Revenue
(in millions)	2013	2012	% Change	2013	2012

Equipment sales	$855	$846	1%	16%	16%
Annuity revenue	4,547	4,522	1%	84%	84%

Total Revenue	$5,402	$5,368	1%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:

Sales	$1,454	$1,462	(1%)
Less: Supplies, paper and other sales	(599)	(616)	(3%)

Equipment Sales	$855	$846	1%

Outsourcing, maintenance and rentals	$3,834	$3,763	2%
Add: Supplies, paper and other sales	599	616	(3%)
Add: Financing	114	143	(20%)

Annuity Revenue	$4,547	$4,522	1%

Second quarter 2013 total revenues increased by 1% compared to the second quarter 2012, with no impact from currency, and reflected the following:

•	Annuity revenue increased by 1% compared to the second quarter 2012, with no impact from currency. Annuity revenue is comprised of the following:

•

Outsourcing, maintenance and rentals revenue, which includes outsourcing revenue within our Services segment and maintenance revenue (including bundled supplies) and rental revenue, both primarily within our Document Technology segment. An increase of 2% was driven by an increase in outsourcing revenue in our Services segment, partially offset by a decline in maintenance revenue, due to moderately lower page volumes.

•

Supplies, paper and other sales, which includes unbundled supplies and other sales, primarily within our Document Technology segment. A decrease of 3% was driven by a decrease in supplies sales to OEM partners, moderately lower supplies demand and a lowering of channel inventories in the U.S. This was partially offset by an increase in other sales revenue driven by higher sales of electronic presentation systems.

•

Financing revenue declined by 20% from the second quarter 2012. The 2012 sales of finance receivables drove approximately $12 million of the total decline, while the remainder was driven primarily by a decline in the volume of new finance receivables as a result of lower financed equipment sales in prior periods.

•

Equipment sales revenue is reported primarily within our Document Technology segment and the document outsourcing business within our Services segment. Equipment sales revenue increased 1% as compared to the second quarter 2012, with no impact from currency. Recent product introductions and a positive mix impact drove the increase. Consistent with prior quarters, price declines were in the range of 5% to 10%.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income

Summary of Key Financial Ratios

The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
	2013	2012	B/(W)

Total Gross Margin	31.4%	32.6%	(1.2) pts.
RD&E as a % of Revenue	2.8%	3.0%	0.2 pts.
SAG as a % of Revenue	19.3%	19.7%	0.4 pts.
Operating Margin (1)	9.4%	9.9%	(0.5) pts.

Pre-tax income margin	6.1%	6.5%	(0.4) pts.

Operating Margin

Second quarter 2013 operating margin1 of 9.4% decreased 0.5-percentage points as compared to the second quarter 2012. This decrease was driven primarily by a decline in gross margin partially offset by a decline in operating expenses. Operating margin improved sequentially from the first quarter 2013 by 2.0-percentage points.

Gross Margin

Gross margin of 31.4% decreased 1.2-percentage points as compared to the second quarter 2012. This decrease was driven by the continued increase of Services revenue as a percent of total revenue.

Services segment gross margin decreased by 0.7-percentage points as compared to the second quarter 2012. The decrease was driven by the impact of contract ramp within Document Outsourcing as well as revenue mix within the segment. Productivity improvement and restructuring savings more than offset the impact of price declines.

Document Technology segment gross margin decreased by 0.4-percentage points as compared to the second quarter 2012. The decline was driven by a lower mix of supplies revenue and financing revenue. Price declines were offset by cost productivity and the benefit from transactional currency.

Research, Development and Engineering Expenses (“RD&E”)

Second quarter 2013 RD&E as a percentage of revenue of 2.8% decreased 0.2-percentage points from the second quarter 2012. In addition to lower spending and improved productivity, this decrease was driven by the positive mix impact of the continued growth in Services revenue, which historically has a lower RD&E as a percentage of revenue.

RD&E of $149 million was $12 million lower than the second quarter 2012, reflecting the impact of restructuring and productivity improvements. Innovation continues to be a core strength and we continue to invest at levels that enhance our innovation, particularly in services, color and software. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG as a percentage of revenue of 19.3% decreased 0.4-percentage points from the second quarter 2012. The decrease was driven by spending reductions reflecting benefits from restructuring and productivity improvements in addition to the positive mix impact from the continued growth in Services revenue, which historically has a lower SAG as a percentage of revenue.

SAG of $1,042 million was $15 million lower than the second quarter 2012. This included a $1 million favorable impact from currency for the quarter. SAG expenses reflect the following:

•

$24 million decrease in selling expenses, driven primarily by benefits from restructuring and productivity improvements as well as lower spending on advertising and promotion. The prior year included spending associated with the drupa trade show in Dusseldorf, Germany. These decreases were partially offset by the impact of acquisitions.

•	$5 million increase in general and administrative expenses, as restructuring savings and productivity improvements were more than offset by the impact of acquisitions.

•	$4 million increase in bad debt expenses to $34 million. Second quarter 2013 bad debt expense remained at less than one percent of receivables.

Restructuring and Asset Impairment Charges

During the second quarter 2013, we recorded net restructuring and asset impairment charges of $33 million, which included approximately $39 million of severance costs related to headcount reductions of approximately 1,300 employees primarily in North America. These costs were partially offset by $6 million of net reversals for changes in estimated reserves from prior period initiatives.

During the second quarter 2012, we recorded net restructuring and asset impairment charges of $29 million, which included approximately $25 million of severance costs related to headcount reductions of approximately 700 employees primarily in North America, and $5 million of lease cancellation charges. These costs were partially offset by $1 million of net reversals for changes in estimated reserves from prior period initiatives.

The restructuring reserve balance as of June 30, 2013 for all programs was $86 million, of which approximately $79 million is expected to be spent over the next twelve months.

We expect to incur additional restructuring charges of approximately $0.02 per diluted share in the third quarter of 2013 for actions and initiatives which have not yet been finalized.

Worldwide Employment

Worldwide employment of approximately 142,300 at June 30, 2013 decreased approximately 5,300 from year-end 2012, due to restructuring-related actions and attrition outpacing hiring and acquisitions.

Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2013	2012

Non-financing interest expense	$62	$59
Interest income	(4)	(4)
Gains on sales of businesses and assets	(9)	(2)
Currency (gains) losses, net	(3)	1
Loss on sales of accounts receivables	5	6
Deferred compensation investment gains	1	3
All other expenses, net	7	12

Total Other Expenses, Net	$59	$75

Note: Other Expenses, Net are included in the Other segment

Non-financing interest expense

Second quarter 2013 non-financing interest expense of $62 million was $3 million higher than second quarter 2012, driven by an increase in the non-financing debt balance. When combined with financing interest expense (cost of financing), total company interest expense declined by $6 million from the second quarter 2012, driven by a lower average debt balance.

Gains on sales of businesses and assets

Second quarter 2013 gains on sales of businesses and assets was primarily comprised of a gain on the sale of a surplus facility in Latin America.

All other expenses, net

Second quarter 2013 all other expenses, net decreased from the second quarter 2012 due to a decrease in miscellaneous expenses.

Income Taxes

Second quarter 2013 effective tax rate was 20.5%. On an adjusted basis1, the second quarter 2013 tax rate was 24.1%, which was lower than the U.S. statutory tax rate primarily due to the benefit of foreign tax credits. The second quarter adjusted tax rate was reduced by 4- percentage points from an increase in tax credits on anticipated foreign transactions.

Second quarter 2012 effective tax rate was 18.4%. On an adjusted basis1, second quarter 2012 tax rate was 22.1%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits. The second quarter adjusted tax rate was reduced by 5-percentage points from the resolution of a number of tax audit positions as well as an increase in tax credits on anticipated foreign transactions.

Xerox operations are widely dispersed. The statutory tax rate in most non U.S. jurisdictions is lower than the combined U.S. and state tax rate. The amount of income subject to these lower foreign rates relative to the amount of U.S. income will impact our effective tax rate. However, no one country outside of the U.S. is a significant factor to our overall effective tax rate. Certain foreign income is subject to U.S. tax net of any available foreign tax credits. Our full year effective tax rate includes a benefit of approximately 10 to 12 percentage points from these non U.S. operations, which is comparable to 2012.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate will be approximately 29.0% to 31.0% for the third quarter of 2013 and approximately 26.0% to 28.0% for the fourth quarter of 2013. These rates exclude the effects of intangibles amortization and other discrete items with the exception of an estimated discrete expense of approximately $13 million in the third quarter of 2013 for the July 17th United Kingdom corporate income tax rate reduction and the corresponding adjustment to our deferred tax asset.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates, which primarily reflects our 25% share of Fuji Xerox net income, was $36 million, an increase of $5 million compared to the second quarter 2012. Second quarter 2013 equity income includes charges of $1 million related to our share of Fuji Xerox after-tax restructuring compared to $6 million of charges for the second quarter 2012.

Net Income

Second quarter 2013 net income from continuing operations attributable to Xerox was $294 million, or $0.23 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $345 million, or $0.27 per diluted share. Second quarter 2013 adjustments to net income reflect the amortization of intangible assets.

Second quarter 2012 net income from continuing operations attributable to Xerox was $307 million, or $0.22 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $358 million, or $0.26 per diluted share. Second quarter 2012 adjustments to net income reflect the amortization of intangible assets.

The Net Income and EPS reconciliation table in the Non-GAAP Financial Measures section contains the second quarter adjustments to net income.

The calculations of basic and diluted earnings per share are included as Appendix I. See Non-GAAP financial measures for calculation of adjusted EPS.

Discontinued Operations

During the second quarter 2013, in connection with our decision to exit from the Paper distribution business, we completed the sale of our North American (N.A.) Paper business and entered into an agreement to sell our European Paper business. The decision to exit from the Paper distribution business was largely the result of management’s objective to focus more on Services and innovative Document Technology. Net proceeds from the sale of the N.A. Paper business were approximately $11 million and are reported as cash flows from investing activities in the Condensed Consolidated Statements of Cash Flows.

As a result of these transactions, we have reported these paper-related operations as Discontinued Operations and reclassified their results from the Other segment to Discontinued Operations in the second quarter 2013. All prior periods have accordingly been reclassified to conform to this presentation. The sale of the European Paper business, which is subject to customary closing conditions and regulatory clearances, is expected to be completed in the fourth quarter of 2013. The net assets sold or expected to be sold in connection with these transactions are primarily related to working capital – accounts receivable and inventory – utilized in the business. As of June 30, 2013, total assets held for sale were approximately $30 million and are included in Other Current Assets in the Condensed Consolidated Balance Sheets.

In the second quarter of 2013 we recorded a net pre-tax loss of $23 million for the disposition of our N.A. and European Paper businesses. The loss is primarily related to exit and disposal costs associated with these businesses. The disposals are expected to result in a reduction in headcount of approximately 300 employees, primarily in Europe.

The components of Discontinued Operations for the periods presented are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2013	2012	2013	2012

Revenues *	$134	$173	$287	$344

Income from operations	$2	$3	$7	$12
Loss on disposal	(23)	—	(23)	—

Net (loss) income before income taxes	(21)	3	(16)	12
Income tax expense	(2)	(1)	(4)	(4)

(Loss) income from discontinued operations, net of tax	$(23)	$2	$(20)	$8

Diluted earnings per share from discontinued operations	$(0.02)	$—	$(0.02)	$—

Total diluted earnings per share, inclusive of discontinued operations	$0.21	$0.22	$0.44	$0.41

*	2013 revenue from discontinued operations reflects only two months and five months for the quarter and year-to-date periods respectively of North American paper revenue as a result of the completion of the sale to Domtar Corporation on May 31, 2013.

Segment Review

	Three Months Ended June 30,
(in millions)	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2013
Services	$2,956	55%	$301	10.2%
Document Technology	2,263	42%	244	10.8%
Other	183	3%	(61)	(33.3%)

Total	$5,402	100%	$484	9.0%

2012
Services	$2,806	52%	$298	10.6%
Document Technology	2,370	44%	268	11.3%
Other	192	4%	(71)	(37.0%)

Total	$5,368	100%	$495	9.2%

Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services

Our Services segment comprises three service offerings: Business Process Outsourcing (BPO), Document Outsourcing (DO) and Information Technology Outsourcing (ITO).

Revenue

Second quarter 2013 Services total revenue of $2,956 million increased 5% from the second quarter 2012, with a 1-percentage point negative impact from currency.

•

BPO revenue increased 4% and represented 59% of total Services revenue. BPO growth was driven by our government healthcare, healthcare payer and customer care businesses as well as the benefits from recent acquisitions.

•	DO revenue increased 6% and represented 28% of total Services revenue. DO growth was driven primarily by our partner print services offerings as well as higher equipment sales.

•	ITO revenue increased 13% and represented 13% of total Services revenue. ITO growth was driven by the continued revenue ramp on prior period signings.

Segment Margin

Second quarter 2013 Services segment margin of 10.2% declined by 0.4-percentage points from the second quarter 2012, as the decline in gross margin was partially offset by continued SAG improvement which included benefits from restructuring. Services segment margin improved sequentially from the first quarter 2013 by 0.9-percentage points.

Metrics

Pipeline

Our total Services sales pipeline grew 10% over the second quarter 2012. This sales pipeline includes the Total Contract Value (“TCV”) of new business opportunities that potentially could be contracted within the next six months and excludes business opportunities with estimated annual recurring revenue in excess of $100 million.

Signings

Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. Services signings were an estimated $3.7 billion in TCV for the quarter.

•	BPO signings of $2.6 billion TCV.

•	DO signings of $800 million TCV.

•	ITO signings of $300 million TCV.

Signings increased 40% as compared to the second quarter 2012. Signings on a trailing twelve month basis increased 3% in relation to the comparable prior year period. The above DO signings amount does not include signings from our partner print services offerings.

Note: TCV is estimated total revenue for future contracts for pipeline or signed contracts for signings as applicable.

Renewal rate (for BPO and ITO)

Renewal rate is defined as the annual recurring revenue (“ARR”) on contracts that are renewed during the period as a percentage of ARR on all contracts on which a renewal decision was made during the period. The second quarter 2013 contract renewal rate for BPO and ITO contracts was 95%, which exceeded our target range of 85%-90%.

Document Technology

Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.

Revenue

	Three Months Ended June 30,
(in millions)	2013	2012	Change

Equipment sales	$693	$709	(2%)
Annuity revenue	1,570	1,661	(5%)

Total Revenue	$2,263	$2,370	(5%)

Second quarter 2013 Document Technology revenue of $2,263 million decreased 5% from the second quarter 2012, with no impact from currency. Document Technology revenues exclude the impact of growth in Document Outsourcing. Inclusive of Document Outsourcing, second quarter 2013 aggregate document-related revenue decreased 2% from the second quarter 2012. Document Technology segment revenue results included the following:

•

Equipment sales revenue decreased by 2% from the second quarter 2012, representing an improving trend from the first quarter 2013 decline of 12%. Equipment sales benefitted from our recent mid-range product refresh and increased demand for color digital production presses as well as expanded coverage in the small and medium business market. These benefits were more than offset by the continued migration of customers to our rapidly growing partner print services offering (included in our Services segment). Price declines were in the historical 5% to 10% range.

•

Annuity revenue decreased by 5%, driven by a modest decline in total pages, the continued migration of customers to our partner print services offering (included in our Services segment), a decrease in supplies sales to our OEM partners and a decline in financing revenue.

•	Document Technology revenue mix was 21% entry, 59% mid-range and 20% high-end, consistent with recent quarters.

Segment Margin

Second quarter 2013 Document Technology segment margin of 10.8% decreased by 0.5-percentage points from the second quarter 2012, driven by a 0.4-percentage point decline in gross margin. Document Technology segment margin improved sequentially from the first quarter 2013 by 2.0-percentage points.

Total Installs (Document Technology and Document Outsourcing2)

Install activity includes installations for document outsourcing and Xerox-branded products shipped to Global Imaging Systems (“GIS”). Detail by product group is shown below:

Entry

•	50% increase in color multifunction devices driven by demand for the WorkCentre® 6605, WorkCentre® 6015 and the ColorQube 8700/8900.

•	1% decrease in color printers.

•	8% decrease in black-and-white multifunction devices driven by declines in developing markets.

Mid-Range

•	16% increase in installs of mid-range color devices driven by the first quarter 2013 launch of the ConnectKey products

•	1% decrease in installs of mid-range black-and-white devices.

High-End

•

29% increase in installs of high-end color systems driven by growth across several product areas, including Entry Production Color and iGen, as we continue to strengthen our market leadership in the Production Color segment.

•	11% decrease in installs of high-end black-and-white systems, reflecting continued declines in the overall market.

Note:	“Entry”, “Mid-Range” and “High-End” are defined in Appendix II.

Other

Revenue

Second quarter 2013 Other revenue of $183 million decreased 5% from the second quarter 2012, with no impact from currency. The decline is due primarily to lower revenue in our wide format business in addition to lower paper sales within developing markets. After the aforementioned discontinued operations treatment of our North American and European Paper businesses, total paper revenue (all within developing markets) comprised approximately 1/3 of second quarter 2013 Other segment revenue.

Segment Margin

Second quarter 2013 Other segment loss of $61 million decreased $10 million from the second quarter 2012, primarily driven by a decrease in other expenses, net. All non-financing interest expense is contained within the Other segment.

During the second quarter 2013, in connection with our decision to exit from the Paper distribution business, we completed the sale of our North American (N.A.) Paper business and entered into an agreement to sell our European Paper business.

As a result of these transactions, we have reported these paper-related operations as Discontinued Operations and reclassified their results from the Other segment to Discontinued Operations in the second quarter 2013. All prior periods have accordingly been reclassified to conform to this presentation.

Notes

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2)	Equipment sales associated with Document Outsourcing are reported as revenue in our Services segment revenues.

Capital Resources and Liquidity

The following table summarizes our cash and cash equivalents for the three months ended June 30, 2013 and 2012:

	Three Months Ended June 30,
(in millions)	2013	2012	Change

Net cash provided by operating activities	$533	$228	$305
Net cash used in investing activities	(167)	(98)	(69)
Net cash used in financing activities	(427)	(827)	400
Effect of exchange rate changes on cash and cash equivalents	(3)	(3)	—

Decrease in cash and cash equivalents	(64)	(700)	636
Cash and cash equivalents at beginning of period	993	1,514	(521)

Cash and Cash Equivalents at End of Period	$929	$814	$115

Cash Flows from Operating Activities

Net cash provided by operating activities was $533 million in the second quarter 2013. The $305 million increase in operating cash from the second quarter 2012 was primarily due to the following:

•	$27 million increase in pre-tax income before depreciation and amortization and net loss on sales of businesses and assets.

•	$125 million increase primarily related to the timing of payments of accounts payable and accrued compensation.

•	$105 million increase due to lower contributions to our defined benefit pension plans. This was in line with our expectations.

•	$36 million increase due to the timing of settlements of our foreign currency derivative contracts. These derivatives primarily relate to our hedges of Yen inventory purchases.

•	$27 million increase from lower spending for product software and up-front costs for outsourcing service contracts.

•	$16 million increase due to lower inventory growth.

•	$12 million increase due to higher dividends received from unconsolidated affiliates.

•	$63 million decrease due to lower net run-off of finance receivables primarily due to prior year finance receivables sales.

•	$27 million decrease from accounts receivable primarily related to lower cash from the sales of accounts receivable.

Cash Flows from Investing Activities

Net cash used in investing activities was $167 million in the second quarter 2013. The $69 million increase in the use of cash from the second quarter 2012 was primarily due to the following:

•	$81 million increase due to the acquisition of Zeno Office Solutions, Inc. for $59 million and two smaller acquisitions totaling $20 million.

•	$11 million decrease due to proceeds from the sale of the North American Paper business.

Cash Flows from Financing Activities

Net cash used in financing activities was $427 million in the second quarter 2013. The $400 million decrease in the use of cash from the second quarter 2012 was primarily due to the following:

•	$307 million decrease as we repurchased no shares in the second quarter 2013.

•

$77 million decrease from net debt activity. Second quarter 2013 reflects payment of $400 million on Senior Notes and an increase of $10 million in Commercial Paper. Second quarter 2012 reflects payment of $1.1 billion on Senior Notes offset by an increase of $649 million in Commercial Paper.

Customer Financing Activities

The following represents our Total finance assets, net associated with our lease and finance operations:

(in millions)	June 30, 2013	December 31, 2012

Total Finance receivables, net (1)	$5,063	$5,313
Equipment on operating leases, net	516	535

Total Finance Assets, net (2)	$5,579	$5,848

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)	Change from December 31, 2012 includes a decrease of $97 million due to currency.

The following summarizes our debt:

(in millions)	June 30, 2013	December 31, 2012

Principal debt balance(1)	$8,088	$8,410
Net unamortized discount	(60)	(63)
Fair value adjustments(2)	121	142

Total Debt	$8,149	$8,489

(1)	June 30, 2013 includes Commercial Paper of $50 million.
(2)

Fair value adjustments represent changes in the fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported at an amount equal to the sum of their carrying value (principal value plus/minus premiums/discounts) and any fair value adjustment.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in Total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets. Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	June 30, 2013	December 31, 2012

Financing Debt(1)	$4,882	$5,117
Core Debt	3,267	3,372

Total Debt	$8,149	$8,489

(1)

Financing debt includes $4,430 million and $4,649 million as of June 30, 2013 and December 31, 2012, respectively, of debt associated with Total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable

Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell to third-parties, on an on-going basis, certain accounts receivable without recourse. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2013	2012	2013	2012

Accounts receivable sales	$919	$1,215	$1,773	$2,090
Deferred proceeds	144	256	259	403
Loss on sale of accounts receivables	5	6	9	12
Estimated increase to operating cash flows (1)	17	169	33	100

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables

In 2012, we sold our entire interest in two separate portfolios of U.S. finance receivables from our Document Technology segment with a combined net carrying value of $682 million to a third-party financial institution for cash proceeds of $630 million and beneficial interests from the purchaser of $101 million.

The net impact on 2013 operating cash flows from the sales of finance receivables is summarized below:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2013	2012	2013	2012

Net cash received for sales of finance receivables (1)	$—	$—	$—	$—
Collections on sold finance receivables (2)	(83)	—	(174)	—
Collections on beneficial interest	25	—	27	—

Estimated decrease to operating cash flows (1)	$(58)	$—	$(147)	$—

(1)	Net of beneficial interest, fees and expenses.
(2)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; actions of competitors; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that unexpected costs will be incurred; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; our ability to recover capital investments; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term; the risk that our Services business could be adversely affected if we are unsuccessful in managing the ramp-up of new contracts; development of new products and services; our ability to protect our intellectual property rights; our ability to expand equipment placements; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security; interest rates, cost of borrowing and access to credit markets; reliance on third parties for manufacturing of products and provision of services; our ability to drive the expanded use of color in printing and copying; the outcome of litigation and regulatory proceedings to which we may be a party; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and our 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed the non-GAAP measures described below. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2013 second quarter presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Adjusted Earnings Measures

To better understand the trends in our business, we believe it is necessary to adjust the following amounts determined in accordance with GAAP to exclude the effects of the certain items as well as their related income tax effects.

•	Net income and Earnings per share (EPS)

•	Effective tax rate

In 2013 and 2012 we adjusted for the amortization of intangible assets. The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions allows investors to better compare and understand our results. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

We also calculate and utilize an Operating income and margin earnings measure by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the amortization of intangible assets, operating income and margin also exclude Other expenses, net as well as Restructuring and asset impairment charges. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. Restructuring and asset impairment charges consist of costs primarily related to severance and benefits for employees pursuant to formal restructuring and workforce reduction plans. Such charges are expected to yield future benefits and savings with respect to our operational performance. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” Currencies for developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe) that we operate in are reported at actual exchange rates for both actual and constant revenue growth rates because (1) these countries historically have had volatile currency and inflationary environments and (2) our subsidiaries in these countries have historically taken pricing actions to mitigate the impact of inflation and devaluation. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.

Total Revenue including Discontinued Operations

As previously discussed, beginning with the second quarter 2013, the Company began reporting its North American and European paper businesses as discontinued operations. Since this was the initial quarter for this reporting, management believed it was important to provide a comparison or link from our second quarter 2013 reported revenues, which exclude revenues from our discontinued operations, to our historically reported revenues and expected revenues, which included or were expected to include revenues from our discontinued operations. Accordingly, in the second quarter 2013, “Total Revenue including Discontinued Operations” reflects the addition of revenues from our discontinued operations to our reported revenues to provide this comparison or link to historically reported revenues and expected revenues.

Management believes that these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended June 30, 2013		Three Months Ended June 30, 2012
(in millions; except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$294	$0.23	$307	$0.22

Adjustments:
Amortization of intangible assets	51	0.04	51	0.04

Adjusted	$345	$0.27	$358	$0.26

Weighted average shares for adjusted EPS(2)		1,287		1,393
Fully diluted shares at end of period(3)		1,289

(1)	Net Income and EPS from continuing operations attributable to Xerox.
(2)	Average shares for the calculation of adjusted EPS include 27 million of shares associated with the Series A convertible preferred stock and therefore the related quarterly dividend was excluded.
(3)

Represents common shares outstanding at June 30, 2013 as well as shares associated with our Series A convertible preferred stock plus dilutive potential common shares as used for the calculation of diluted earnings per share in the second quarter 2013.

Guidance:

Earnings Per Share Guidance
	Q3 2013	FY 2013

GAAP EPS from continuing operations	$0.20-$0.22	$0.94-$1.00

Adjustments:
Amortization of intangible assets	0.04	0.15

Adjusted EPS	$0.24-$0.26	$1.09-$1.15

Note: GAAP and Adjusted EPS guidance includes anticipated restructuring

Effective Tax reconciliation:

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate

Reported(1)	$332	$68	20.5%	$347	$64	18.4%

Adjustments:
Amortization of intangible assets	83	32		82	31

Adjusted	$415	$100	24.1%	$429	$95	22.1%

(1)	Pre-Tax Income and Income Tax Expense from continuing operations attributable to Xerox.

Operating Income / Margin reconciliation:

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported pre-tax income(1)	$332	$5,402	6.1%	$347	$5,368	6.5%

Adjustments:
Amortization of intangible assets	83			82
Xerox restructuring charge	33			29
Other expenses, net	59			75

Adjusted Operating	$507	$5,402	9.4%	$533	$5,368	9.9%
Equity in net income of unconsolidated affiliates	36			31
Fuji Xerox restructuring charge	1			6
Other expenses, net*	(60)			(75)

Segment Profit/Revenue	$484	$5,402	9.0%	$495	$5,368	9.2%

*	Includes rounding adjustments.
(1)	Profit and Revenue from continuing operations attributable to Xerox.

Services Revenue Breakdown:

	Three Months Ended June 30,
(in millions)	2013	2012	Change

Business Processing Outsourcing	$1,786	$1,720	4%
Document Outsourcing	832	786	6%
Information Technology Outsourcing	387	344	13%
Less: Intra-Segment Eliminations	(49)	(44)	11%

Total Revenue - Services	$2,956	$2,806	5%

Segment Profit - Services	$301	$298	1%

Segment Margin - Services	10.2%	10.6%	(0.4)pts

Note:

•

Second quarter 2012 Business Processing Outsourcing (BPO) and Document Outsourcing (DO) revenues have been restated by $114M to reflect the transfer of the Communication & Marketing Services (CMS) business from DO to BPO in 2013. The revenue transfers for the remaining periods of 2012 were $109M for the third quarter and $119M for the fourth quarter.

APPENDIX I

Xerox Corporation

Earnings per Common Share

(in millions, except per share data. Shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Basic Earnings (Loss) per Share:

Net income from continuing operations attributable to Xerox	$294	$307	$587	$570
Accrued Dividends on preferred stock	(6)	(6)	(12)	(12)

Adjusted net income from continuing operations available to common shareholders	$288	$301	$575	$558
Net (loss) income from discontinued operations attributable to Xerox	(23)	2	(20)	8

Adjusted net income available to common shareholders	$265	$303	$555	$566

Weighted average common shares outstanding	1,230,381	1,333,942	1,227,798	1,333,927

Basic Earnings (Loss) per Share:
Continuing Operations	$0.24	$0.23	$0.47	$0.42
Discontinued Operations	(0.02)	—	(0.02)	—

Total	$0.22	$0.23	$0.45	$0.42

Diluted Earnings (Loss) per Share:

Net income from continuing operations attributable to Xerox	$294	$307	$587	$570
Accrued Dividends on preferred stock	—	(6)	—	(12)
Interest on Convertible Securities, net	—	—	1	1

Adjusted net income from continuing operations available to common shareholders	$294	$301	$588	$559
Net (loss) income from discontinued operations attributable to Xerox	(23)	2	(20)	8

Adjusted net income available to common shareholders	$271	$303	$568	$567

Weighted average common shares outstanding	1,230,381	1,333,942	1,227,798	1,333,927
Common shares issuable with respect to:
Stock options	5,421	5,759	5,227	6,366
Restricted stock and performance shares	22,455	24,506	21,187	23,028
Convertible preferred stock	26,966	—	26,966	—
Convertible securities	1,992	1,992	1,992	1,992

Adjusted weighted average common shares outstanding	1,287,215	1,366,199	1,283,170	1,365,313

Diluted Earnings (Loss) per Share:
Continuing Operations	$0.23	$0.22	$0.46	$0.41
Discontinued Operations	(0.02)	—	(0.02)	—

Total	$0.21	$0.22	$0.44	$0.41

The following securities were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive (shares in thousands):
Stock options	19,484	41,732	19,678	41,125
Restricted stock and performance shares	16,517	17,316	17,785	18,794
Convertible preferred stock	—	26,966	—	26,966

	36,001	86,014	37,463	86,885

Dividends per Common Share	$0.0575	$0.0425	$0.1150	$0.0850

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended June 30,
(in millions)	2013	2012
Segment Profit	$484	$495
Reconciling items:
Restructuring and asset impairment charges	(33)	(29)
Restructuring charges of Fuji Xerox	(1)	(6)
Amortization of intangible assets	(83)	(82)
Equity in net income of unconsolidated affiliates	(36)	(31)
Other	1	—

Pre-Tax Income	$332	$347

Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:	The Services segment comprises three service offerings:

	•	Business Process Outsourcing.

	•	Document Outsourcing, which includes Managed Print Services and revenues from our partner print services offerings.

	•	Information Technology Outsourcing.

Document Technology:	The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

	•	“Entry”, which includes A4 devices and desktop printers.

	•	“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

	•	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:

The Other segment includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, GIS network integration solutions and electronic presentation systems and non-allocated corporate items, including Other expenses, net.

APPENDIX III

Xerox Corporation

Discontinued Operations Restatement Summary

Detailed below is the restatement for Other segment and Total segment results by quarter for 2013 and 2012 related to the reclassification of the North American and European Paper business to Discontinued Operations. The entire restated income statement for these periods can be found in the financial model included on our website at http://news.xerox.com/investors/materials.

(in millions)	Q1	Q2	Q3	Q4	YTD
2013

Other Segment Revenue	$147	$183			$330

Total Performance Revenue	$5,202	$5,402			$10,604

Other Segment Profit	$(70)	$(61)			$(131)

Total Segment Profit	$390	$484			$874

Other Segment Margin	(47.6%)	(33.3%)			(39.7%)

Total Segment Margin	7.5%	9.0%			8.2%

	Q1	Q2	Q3	Q4	FY
2012
Other Segment Revenue	$172	$192	$169	$214	$747

Total Performance Revenue	$5,331	$5,368	$5,275	$5,763	$21,737

Other Segment Profit	$(57)	$(71)	$(64)	$(64)	$(256)

Total Segment Profit	$451	$495	$450	$586	$1,982

Other Segment Margin	(33.1%)	(37.0%)	(37.9%)	(29.9%)	(34.3%)

Total Segment Margin	8.5%	9.2%	8.5%	10.2%	9.1%